FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity California Municipal Trust

Series Number	3
Fund	Fidelity California Short-Intermediate Tax-Free Bond Fund
Trade Date	8/17/11
Settle Date	8/31/11
Security Name	State of California Dept of Water Resources 5% 5/1/19
CUSIP	13066YSE0
Price	$119.573
Transaction Value	$5,978,650.00
Class Size	959,290,000
% of Offering	.52%
Underwriter Purchased From	Morgan Stanley & Co LLC
Underwriting Members: (1)	Morgan Stanley & Co LLC
Underwriting Members: (2)	De La Rosa & Co.
Underwriting Members: (3)	Alamo Capital
Underwriting Members: (4)	Backstrom McCarley Berry & Co, LLC
Underwriting Members: (5)	Barclays Capital
Underwriting Members: (6)	BMO Capital Markets GKST Inc.
Underwriting Members: (7)	Bank of America Merrill Lynch
Underwriting Members: (8)	Cabrera Capital Markets LLC
Underwriting Members: (9)	Citigroup Global Markets Inc.
Underwriting Members: (10)	Fidelity Capital Markets
Underwriting Members: (11)	Goldman, Sachs & Co.
Underwriting Members: (12)	Greencoast Capital Partners LLC
Underwriting Members: (13)	J.P. Morgan Securities LLC
Underwriting Members: (14)	Jefferies & Company, Inc.
Underwriting Members: (15)	O'Connor & Co. Securities Inc.
Underwriting Members: (16)	Ramirez & Co., Inc.
Underwriting Members: (17)	Raymond James & Associates
Underwriting Members: (18)	RBC Capital Markets
Underwriting Members: (19)	Siebert Brandford Shank & Co.
Underwriting Members: (20)	SL Hare Capital
Underwriting Members: (21)	Southwest Securities, Inc.
Underwriting Members: (22)	Stone & Youngberg LLC
Underwriting Members: (23)	U.S. Bancorp Investments Inc.
Underwriting Members: (24)	Wedbush Securities Inc.
Underwriting Members: (25)	Wells Fargo Securities
Underwriting Members: (26)	Wulff, Hansen & Co.